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                                                                   EXHIBIT 21.1

  Clark Refining & Marketing, Inc., a Delaware corporation, is registered to do business in the following states:

    Delaware
    Kentucky
    South Dakota
    North Dakota
    Arkansas
    Nebraska
    Oklahoma
    West Virginia
    Indiana
    Kansas
    Mississippi
    Wisconsin
    Illinois
    Pennsylvania
    Tennessee
    Minnesota
    Michigan
    Louisiana
    Ohio
    New York
    Texas
    Missouri